Exhibit 10.15

LEASE AMENDMENT NUMBER ONE

This LEASE AMENDMENT NUMBER ONE (the “Amendment”) is made on this ____27th________ day of March, 2019, by and between 101 Montgomery Street Co., a California limited partnership, (“Landlord”) and Eidos Therapeutics, Inc., a Delaware corporation (“Tenant”).

Reference is hereby made to that Lease dated November 14th, 2017 (the “Original Lease”) by and between Landlord and Tenant for Suite 2550 on the 25th floor (the “Current Premises”) of the building located at 101 Montgomery Street, San Francisco, California (the “Building”).

WHEREAS, the Original Lease and this Amendment shall, unless otherwise distinguished herein, collectively be referred to as the “Lease”, and,

WHEREAS, Tenant and Landlord desire to (a) relocate Tenant to the ten thousand five hundred fifty two (10,552) rentable square foot (“RSF”) of office space on the full twentieth (20th) floor of the Building as shown on Exhibit A, hereof (“Suite 2000”), following the performance of certain “Tenant Improvements” within Suite 2000, and (b) extend the Term of the Original Lease,

NOW THEREFORE, Landlord and Tenant hereby agree to amend the Original Lease by this Amendment, as follows:

1.PREMISES:

a.Effective upon the earlier of, (i) the Substantial Completion Date (as defined in Section 3.4 of Exhibit B, hereof), or (ii) Tenant’s commencement of business activities in any part of Suite 2000 (“Suite 2000 Commencement Date”) the Premises shall be revised to include Suite 2000.  If Landlord fails to deliver possession of Suite 2000 by June 1st, 2019 for any reason, Landlord shall not be liable for any damages caused thereby, and this Lease shall not become void or voidable.  Notwithstanding the preceding sentence, if Landlord has not delivered possession of Suite 2000 to Tenant by September 1st, 2019 (the "Suite 2000 Delivery Deadline"), Landlord shall not have any liability to Tenant, but in such event (excepting cases in which such non-delivery was due in whole or in part to a Force Majeure Event), Tenant, as its sole remedy, shall have the right to cancel this Amendment by giving written notice of such cancellation to Landlord at any time after the Suite 2000 Delivery Deadline and prior to the date Landlord delivers possession of Suite 2000 to Tenant, in which case this Amendment shall be cancelled effective thirty (30) days after Landlord's receipt of Tenant's cancellation notice, unless Landlord delivers possession of Suite 2000 to Tenant within said thirty (30) day period; provided, however, that the Suite 2000 Delivery Deadline shall be extended by the number of days that Landlord is delayed in delivering possession of Suite 2000 due to any Tenant Delay (as defined in Paragraph 5 of Exhibit B, hereof).  In the event of such cancellation by Tenant, Landlord shall promptly return the Additional Security Deposit, as hereinafter defined, to Tenant.

b.Effective at close of business the day immediately preceding the Suite 2000 Commencement Date, Tenant shall surrender possession of the Current Premises in the condition required under the Original Lease.  Upon delivery in such condition, the Current Premises shall be removed from the Premises.  If Tenant fails to so surrender possession of the Current Premises within five (5) days following the Suite 2000 Commencement Date, Tenant shall be deemed to have held over in the Current Premises and all provisions of the Article 19 of the Original Lease (Holding Over and Surrender) shall apply including the continuing obligation to pay Monthly Base Rent (as adjusted in accordance with Article 19) and Tenant’s Share of Escalations (as defined in Exhibit B of the Original Lease) for the Current Premises, in addition to the payment of Rent for Suite 2000 as provided for in Sections 3 and 5 of this Amendment.

2.TERM:   The Term of the Original Lease shall be extended through the eighty-seventh (87th) full calendar month following the Suite 2000 Commencement Date (“Expiration Date”).

3.MONTHLY BASE RENTAL:  The schedule for payment of Monthly Base Rent (“MBR”) for the Current Premises shall remain as stated in the Original Lease until such time as the Current Premises is removed from the Premises in conformance with Section 1.b., hereof. Commencing on the Suite 2000 Commencement Date, the schedule for payment of MBR for Suite 2000 shall be as follows:

PERIOD	MONTHLY BASE RENT
Month 1 through Month 3	$ 0
Month 4 through Month 12	$69,467
Month 13 through Month 24	$71,551
Month 25 through Month 36	$73,698
Month 37 through Month 48	$75,909
Month 49 through Month 60	$78,186
Month 61 through Month 72	$80,532
Month 73 through Month 84	$82,948
Month 85 through end of Term	$85,436

Once the Suite 2000 Commencement Date is known, Landlord will provide Tenant a letter confirming the Suite 2000 Commencement Date.

4.SECURITY DEPOSIT:  Simultaneous with its signing this Amendment, Tenant will deposit an additional Two Hundred Fifty-Eight Thousand Three Hundred Ninety-Eight Dollars ($258,398) (“Additional Security Deposit”) with Landlord in order to increase the Security Deposit from its current amount of its current amount of One Hundred Fifty-Eight Thousand Four Hundred Six Dollars ($158,406) to Four Hundred Sixteen Thousand Eight Hundred Four Dollars ($416,804).

5.ESCALATIONS:   Effective upon the Suite 2000 Commencement Date, Tenant’s Share of Escalations for Suite 2000 shall be to 3.59% and the Base Year for Suite 2000 shall be calendar year 2019.  All other terms with respect to Escalation shall remain as stated in Exhibit B of the Original Lease.

6.TENANT IMPROVEMENTS:  Landlord will perform the Tenant Improvements as provided for in Exhibit B, hereof.

7.RELOCATION:  Following the Suite 2000 Commencement Date, Landlord’s right to relocate the Premises, as described in Article 18 of the Original Lease, will be cancelled and will be of no further force or effect.

8.PARKING:  Upon the execution of this Amendment, Landlord shall make available one (1) additional reserved parking space consistent with the terms and conditions of Section 22.20 of the Original Lease.

9.NO OFFER:   No contractual or other rights shall exist between Landlord and Tenant with respect to this Amendment until both parties have executed this Amendment and Landlord has delivered a fully executed copy of this Amendment to Tenant.  Landlord and Tenant acknowledge that it would be imprudent and unreasonable to rely upon any expectation that this Amendment will become binding between the parties unless and until Landlord has delivered a fully executed Amendment to Tenant, and neither party may claim any legal rights against the other relating to this Amendment by reason of actions taken prior to Landlord's delivery of a fully executed copy of this Amendment to Tenant.  In addition, Tenant agrees that execution of this Amendment by Tenant and delivery to Landlord shall not create any legal obligation on Landlord unless and until Landlord also executes this Amendment and delivers the fully executed Amendment to Tenant, notwithstanding any time that may elapse following Tenant's delivery of an executed original of this Amendment to Landlord.

10.BROKER:   Tenant covenants and represents to Landlord that it has dealt with no brokers in connection with this Amendment other than CBRE. (“Tenant's Broker”) and Landlord shall pay a commission to Tenant’s Broker in connection with this Amendment pursuant to a separate agreement.  Insofar as Tenant knows, no broker other than Tenant’s Broker negotiated this Amendment on Tenant’s behalf or is entitled to any commission in connection herewith, and Tenant shall indemnify Landlord for, and hold Landlord harmless from and against any and all claims of any broker, agent or representative other than Tenant’s Broker in connection with this Amendment and all losses and liabilities arising out of or in connection with such claims.

11.COUNTERPARTS.  This Agreement may be executed in counterparts.  All such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.  The parties intend to sign and deliver this Agreement by electronic or facsimile transmission.  Each party agrees that the delivery of the Agreement by electronic or facsimile transmission shall have the same force and effect as delivery of original signatures and that each party may use such electronic or facsimile signatures as evidence of the execution and delivery of the Agreement by all parties to the same extent that an original signature could be used.

12.TERMS REMAIN:  Except as expressly amended hereby, all of the terms, covenants, conditions, provisions and agreements of the Original Lease shall remain in full force and effect.

13.CONFIDENTIALITY:   Landlord and Tenant agree to keep all terms and conditions of this Amendment, any financial information provided with respect to this Amendment, and the negotiations that have led up to this Amendment strictly confidential. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances:  (a) if required by federal or state laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (b) as may be necessary to a party's attorneys, accountants, brokers and other bona fide consultants or advisers with respect to this Lease only, (c) as may be necessary to bona fide prospective assignees or subtenants of this Lease who agree in writing to be bound by this Section, (d) if required by covenants with financial institutions, (e) as may be necessary to assist Tenant’s auditors or tax professionals, or (f) either Landlord or Tenant is required to file a copy of this Lease in connection with any NASDAQ or SEC filing.  In the case of (f) the parties shall reasonably cooperate with each other in connection with such filing provided that the requesting party has given the other party reasonable notice of such requirement.

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IN WITNESS WHEREOF, the parties agree to the foregoing by executing this Amendment, dated the date and year first above written.

LANDLORD		TENANT

101 MONTGOMERY STREET CO.		EIDOS THERAPEUTICS, INC.
By:	Cahill Montgomery Corp.,	a Delaware corporation
its General Partner

By:	/s/ William R. Cahill	By:	/s/ Neil Kumar

Name:	William R. Cahill	Name:	Neil Kumar

Title:	President	Title:	CEO

By:

Name:

Title:

EXHIBIT A

Portions of the 20th Floor not included in the Premises are Building common areas and are shaded grey.

All furniture fixtures and equipment are shown for illustrative purposes only and are not included in the Tenant Improvement Work.

EXHIBIT B

WORK LETTER

Landlord:	101 Montgomery Street Co.

Tenant:	Eidos Therapeutics, Inc.

Premises:	101 Montgomery Street, Suite 2000

The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements which Tenant may deem necessary or appropriate to prepare Suite 2000 for occupancy by Tenant under the Lease.  Such alterations, additions and improvements to the Premises are referred to in this Work Letter as the "Tenant Improvements," and the work of constructing the Tenant Improvements is referred to as the "Tenant Improvement Work."

Landlord and Tenant agree as follows:

1.General.  Landlord shall undertake and complete the Tenant Improvement Work in accordance with the terms of this Work Letter.  Except for the Tenant Improvement Work, Tenant shall accept the Premises in their "AS IS" condition on the Suite 2000 Commencement Date.

2.Approved Drawings.  Prior to the date hereof, Landlord retained RMW Architecture & Interiors ("Landlord's Architect") to prepare preliminary drawings for the Premises.  Tenant hereby approves of the preliminary drawings prepared by Landlord's Architect ("Approved Drawings"), the work outline (“Work Outline”) and building standards (“Building Standards”) all shown in this Exhibit.  Landlord's Architect shall hereafter prepare more detailed construction drawings consistent with the Approved Drawings.  Tenant shall diligently meet with and otherwise cooperate with Landlord's Architect to finalize the construction drawings in a timely manner.

3.Construction of Tenant Improvements.

3.1Responsibility for Design and Construction Costs.  Landlord, at its sole cost and expense, shall pay all costs of performing the Tenant Improvement Work, as depicted on the Approved Drawing and the Work Outline, except for those items, if any, as listed in Schedule A of the Work Outline (the “Above Standard Work”).  Tenant will be responsible for all costs of the Above Standard Work and improvements in excess of those described in the Approved Drawing and the Work Outline.  Upon receipt of all invoices related to the Tenant Improvement Work, Landlord will send Tenant a letter with copies of such invoices (the “Above Standard Work Notice”) notifying Tenant of the total cost of the Above Standard Work, if any, due from Tenant to Landlord and payable within thirty (30) days of Landlord’s submittal to Tenant of the Above Standard Work Notice.

All costs attributable to Change Orders (as hereinafter defined) requested and approved by Tenant shall be payable by Tenant, including costs incurred by Landlord in reviewing proposed Change Orders and an administrative fee in the amount of five percent (5%) of any increase in the cost of the Tenant Improvement Work resulting from Change Orders.  Landlord shall have no obligation to commence or continue any Change Order work unless Tenant pays the estimated costs associated with such Change Order within ten (10) business days after receipt of an invoice, therefore.  Upon request, Landlord shall supply reasonable supporting documentation for any such invoice, in each instance within a reasonable time following such request, but Tenant shall not be entitled to delay or withhold payment of any sums invoiced by Landlord, and payment of such sums shall not be deemed a waiver of any right on the part of Tenant to such reasonable supporting documentation.  Any delay resulting from Tenant's failure to timely pay such invoice or any portion thereof shall be a Tenant Delay (as defined below).

3.2Construction. Landlord shall obtain any necessary building permits for construction of the Tenant Improvements ("Permits"), and shall engage a general contractor selected by Landlord (the "General Contractor") to perform the Tenant Improvement Work substantially as shown on the Approved Drawings, excepting only minor variations (i.e., variations which are not inconsistent with the intent of the Approved Drawings) as Landlord may deem advisable and any Change Orders approved by Landlord.  All work shall be performed during normal business hours and shall be installed using materials in conformance with Building Standards unless otherwise noted.

3.3Additional Work.  Any additional work in the Premises not specifically shown in the Approved Drawings is subject to Landlord's approval in conformance with the Lease, unless such additional work constitutes a Change Order (defined below).  If Landlord provides such additional work, Tenant shall reimburse Landlord for such additional work at Landlord's cost plus Landlord's mark-up within thirty (30) days after receipt of invoice.  Failure by Tenant to make such timely reimbursement shall be deemed a default of the Lease and Landlord shall be entitled to all remedies set forth therein as if the default had been for non-payment of Rent.

3.4Substantial Completion.  Subject to Paragraph 5 below, for purposes of this Work Letter and the Lease, the Tenant Improvement Work shall be "substantially complete" on the date (the "Substantial Completion Date") that Landlord reasonably determines that the Tenant Improvement Work has been completed , except for (a) items typically found on an architectural punchlist, and (b) any trade fixtures, workstations, telecommunications or computer cabling or built-in furniture or equipment to be installed by Tenant.  Further, upon the Substantial Completion Date Suite 2000 will be delivered to Tenant broom clean, in good condition and repair, and with all Building systems (including heating, ventilating and air conditioning) serving the Premises in good working order and repair.  Tenant's acceptance of possession of the Premises shall conclusively evidence its agreement that the Premises are in the condition required hereunder, except for punchlist items. Landlord shall use commercially reasonable efforts to complete the punchlist items within thirty (30) days after the Substantial Completion Date; however, Landlord shall have no liability to Tenant for losses, costs or damages resulting from or attributable to delays in the completion by Landlord of punchlist items. Tenant shall cooperate with Landlord to facilitate completion of any punchlist items as quickly as possible.

3.5Early Access by Tenant.  Landlord shall allow Tenant access to the Premises commencing two (2) weeks prior to the Suite 2000 Commencement Date for the purpose of installing Tenant's cabling and telecommunications equipment and partitioned office furniture, provided that the employees, agents, contractors, subcontractors, suppliers or any other person performing such installation for Tenant (each, "Tenant's Representative" and collectively, "Tenant's Representatives") shall not interfere with, or delay, the construction of the Tenant Improvements or any other work in the Building.  Landlord, Tenant and Tenant's Representatives shall work cooperatively to coordinate the scheduling and performance of such cabling, telecommunications and partitioned office furniture installation work with the Tenant Improvement Work.  Tenant's Representatives shall be subject to reasonable approval by Landlord prior to the commencement of their work, and shall be subject to Landlord's policies and schedules while performing their work.  Tenant shall cause Tenant's Representatives to engage only labor that is harmonious and compatible with other labor working in the Building.  If at any time any Tenant's Representative hinders or delays the Tenant Improvement Work or any other work in the Building or performs any work that may or does impair the quality, integrity or performance of the Tenant Improvement Work or other work in any portion of the Building, upon verbal or written notice from Landlord, Tenant shall immediately cause such Tenant's Representative to leave the Building and remove all of its tools, equipment and materials.  In addition, Tenant shall reimburse Landlord for the cost of any repairs to the Premises or other portions of the Building or common areas necessitated by the acts or omissions of Tenant's Representatives.  All entries into the Premises by Tenant's Representatives prior to the Substantial Completion Date shall be subject to all of the terms, covenants and conditions of the Lease, including Tenant's insurance and indemnification obligations contained in Articles 9 and 10 of the Original Lease, but excluding Tenant's obligation to pay Monthly Base Rent or Additional Rent.

4.Change Orders.  Landlord will not unreasonably withhold its approval of any request by Tenant to amend or change the Approved Drawings (a "Change Order"), provided such Change Order does not diminish the quality of construction of the Tenant Improvements.

5.Tenant Delay.  To the extent any delay in the Substantial Completion Date is caused by or is attributable to (a) any Change Order, (b) Tenant's request for materials, components, finishes or installations which are not readily available within industry-standard lead times (for instance, items which must be custom-made or specially ordered), to the extent such items require time to procure beyond that taken for standard items, or (c) any act, neglect, failure or omission of Tenant or any of Tenant's employees, agents or contractors, such delay shall constitute a "Tenant Delay"; and, notwithstanding anything to the contrary set forth in the Lease or in this Work Letter and regardless of the actual date of substantial completion hereunder, the Tenant Improvement Work shall be deemed to be substantially complete and the Substantial Completion Date shall be the date on which the Tenant Improvement Work would have been substantially complete if no Tenant Delay(s) had occurred, as reasonably determined by Landlord.  Tenant shall be responsible for and shall pay any costs and expenses incurred by Landlord in connection with, or as a consequence of, any Tenant Delay, as well as any increases in the cost of construction of the Tenant Improvements attributable to Tenant Delay.

6.One Year Warranty.  If Tenant gives Landlord written notice of any material defects in workmanship or materials before the first anniversary of the Substantial Completion Date, Landlord shall use commercially reasonable efforts to correct such defects.  Except for Landlord's obligation in the preceding sentence, Tenant hereby waives all claims against Landlord relating to, or arising out of, the construction of the Tenant Improvements.

7.Advance.  It is agreed that the Monthly Base Rent includes the repayment to Landlord of an advance to Tenant equal to the cost of constructing the Tenant Improvements and the Preparatory Work (as hereinafter defined), in the sum to be determined by Landlord when the Tenant Improvements are completed, which sum shall be repaid by applying the payment of the Monthly Base Rent to such repayment plus interest at five percent (5%) interest per annum from the Substantial Completion Date until such repayment plus interest is repaid in full.  Such repayment and interest are included in the Monthly Base Rent.  The "Preparatory Work" is work performed in preparation for the Tenant Improvements, including, without limitation, demolition, removal and replacement of systems and materials and common area and restroom work.  If all or a part of the Preparatory Work benefits more than one tenant, the cost of such Preparatory Work shall be prorated by the proportionate share of the aggregate leasable area to each tenant so benefited.  In no event will this Paragraph 7 increase Tenant's payment obligations under the Lease.

8.Surrender of Tenant Improvements.  The Tenant Improvements shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have conditioned its approval of the Approved Drawings or any Change Order on Tenant's agreement to remove any items thereof, in which event, prior to the expiration or termination of the Term, the specified items shall be removed at Tenant's expense, any damage caused by such removal shall be repaired, and the Premises shall be restored to their condition existing prior to the installation of the items in question, normal wear and tear excepted.  The removal, repair and restoration described above shall, at Landlord's sole election, be performed either by Tenant or by Landlord; and if such work shall be performed by Landlord, Tenant shall pay to Landlord, within twenty (20) days following Landlord's demand, the reasonable cost and expense of such work.

Approved Drawing

Current Conditions

Improved Conditions

All furniture Fixtures and Equipment shown for illustrative purposes only and are not included in the Tenant Improvements.

Work Outline

Landlord will complete the following “Turnkey” Tenant Improvements:

1.	Construction: Provide select demolition and reconstruction in order to revise the layout of the Premises, as shown in the Approved Drawings.

2.	Painting: Paint all partitions to ceiling line using building standard base color, including one accent color on up to 10% of the partitions within Suite 2000.

3.	Kitchens:
a)	Provide main kitchen on the North-side of the Premises with Building Standard millwork topped with a Silestone countertop and new Building Standard stainless refrigerator & dishwasher.
b)	Provide coffee bar on the South-side of the New Premises with Building Standard millwork with laminate countertop, sink and under-counter refrigerator.

4.	Glazing:
a)	With the exception of the room marked “Mother’s Room” on the Approved Drawing, all private offices will either retain the existing, or have installed, one Building Standard 18” sidelight.
b)	Conference rooms will have Building Standard glass fronts installed in the locations shown on the Approved Drawings.

5.	Flooring:
a)	Provide and install new Building Standard luxury vinyl plank in the main kitchen.
b)	Provide and install new Building Standard carpet throughout the remainder of the 20th Floor.

6.

Electrical:  Provide a reasonable amount of: (i) electrical outlets and (ii) string pulls for use by Tenant’s tel/data cabling vendor, both in locations to be mutually acceptable to Landlord and Tenant, pursuant to a final plan.

7.	Lighting: Provide and install new lighting fixtures and controls as required to comply with the requirements of Title 24.

It is acknowledged and agreed by Tenant that, except as specified above, Landlord is not obligated to provide:

•	Any reception desks.
•	Any furniture including conference tables, wood shelves or cabinets, equipment, panel systems or electrified workstation.
•	Telephone and/or computer equipment.
•	Electronic access and security systems.
•	Server racks, patch panels or switches.
•	Lateral files, fireproof files or bookshelves.
•	Appliances, except as noted above.
•	Moving expenses.
•	Additional electrical outlets, data or telecommunications wiring or equipment or to pull wiring or cable to telecommunications or data outlets (except as mentioned above).
•	Floor cores and monuments, other than as noted above, should Tenant require plumbing, power or data connections which cannot be provided through a wall or existing column.

Schedule A

Above Standard Work

None.

BUILDING STANDARDS

Tenant Area Standards

Suspended Ceiling:

ö	Chicago Metallic 24” x 24” x 3/4” tile, suspended approximately 8’-6” above the slab. Suspended ceiling tiles, Armstrong Cirrus 589.

Window Covering:

ö	The exterior windows of each tenant space shall receive horizontal mini-blinds installed in the building standard configuration.

Partitions:

ö

Interior partitions shall be floor to ceiling with one layer of 5/8” gypsum board on each side of 2-1/2” metal studs at 24” on center.  Surface shall be taped, sanded smooth and ready for paint.  Demising partitions shall be floor to structure above with batt insulation. Office and conference rooms to be glass fronts - butt joined glazing panels with clear anodized aluminum frame.

Carpet:

ö	Brown Scheme: Shaw - Align 5T006 - Bisque 83111

Wall Covering:

ö

Wall Finish - All partitions furnished shall receive two coats of low VOC eggshell latex paint selected from the building standard color chart. Deep tone colors are not in the standard color range. Each major wall surface will be limited to one color with no more than two colors per room.

Field Paint Color: Benjamin Moore, Cloud White OC-13

ö

Wall Base Trim - All partitions furnished shall receive 4” high resilient base selected from the building standard color chart, except at break and reception areas where wood base to be provided. Carpeted areas shall receive straight (topset) material and resilient flooring area shall receive coved material.

Brown Scheme: Johnsonite - 80 Fawn

Electrical Outlets:

ö	Outlets shall be 120volt duplex receptacles, wall-mounted at standard height with white finish.
ö	Each private office to receive one 120volt duplex receptacles, wall-mounted at standard height with white finish.

Telephone Outlets:

ö	Outlets shall be wall-mounted a standard height with white finish with pull wire within partition cavity to ceiling plenum above.

Floor Covering:

ö	Building standard flooring at copy and IT rooms to be vinyl composition tile (12” x 12” x 1/8”)

Brown Scheme: Armstrong - BBT Migrations - Natural Beige T3510

ö	Building standard flooring at break and reception areas to be luxury vinyl tile (4” x 36" x 1/8”)

Armstrong - Natural Creations - ArborArt - Roan-Oak Driftwood Gray TP038

Lighting:

ö	Lighting Fixtures - Light fixtures are 2’ x 4’ Lithonia Avante dimmable LED fixture with a direct/indirect metal diffuser, 4000 lumen, 3500 k.
ö	Lighting Controls - Building Standard lights in offices, conference rooms and open floor areas shall be controlled by nLight Controls. Wall switches to be Wattstopper PW200.

Doors, Frames & Hardware:

ö	Pre-Finished Doors - Solid core, 3’0”wide by 8’4” high, clear finished cherry wood veneer.
ö	Door Frames - Clear anodized aluminum.
ö

Handles & Hardware - Tenant interior door hardware shall consist of a Schlage D-Series hardware, D-10 latches, two pairs of butt hinges and a floor stop, all with brushed chrome finish style #626. Suite entry doors shall consist of Schlage D-53 lever type mortise locksets.

Millwork Finishes:

ö	Break Room Millwork (8 linear feet) -

Countertops: Silestone, White Storm 14

Base & Upper Cabinets: Formica, Espresso Pear 5489-NT

Cabinet Pulls: Liberty, 6" Ladder Pull, P01016-SS-C, Brushed Stainless

ö	Copy Room Millwork (8 linear feet) -

Countertops: WilsonArt, Oyster Gray 929-58, Matte Finish

Base & Upper Cabinets: Formica, Casual Linen 4944-38

Cabinet Pulls: 4" Wire Pull, Brushed Stainless

Kitchen/Break Area:

ö	Refrigerator - Fisher & Paykel, ActiveSmart 17 Cu. Ft, Bottom-Freezer Refrigerator with Ice & Water, RF170WDRUX5, Stainless Steel.

Alternate Option: Fisher & Paykel, ActiveSmart 17 Cu Ft. French Door Refrigerator with Ice & Water, RF170ADUSX4, Stainless Steel.

ö	Dishwasher - Bosch 24" Recessed Handle SGE63E15UC, Stainless Steel.
ö	Faucet - American Standard, Arch Single Control Kitchen Faucet with Pull-Out Spray, 4101.100.F15, Polished Chrome
ö	Sink - Elkay Gourmet Lustertone Single Bowl Undermount Sink, Model ELUHAD211545, drain off-center unless other conditions arise.
ö	Water Heater - Chronomite Instant Flow Water Heater, Model #SR-15L, 277 voltage.
ö	Instant Hot Water Dispenser - Insinkerator F-GN1100
ö	Garbage Disposal - InSinkErator Badger 5XP, continuous feed, with 3/4 HP motor, galvanized steel grinding elements with two stainless steel 360º swivel lugs, self-service wrench.